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                                                                     Exhibit 5.1

              [LETTERHEAD OF MORRISON & FOERSTER LLP APPEARS HERE]



                                December 12, 1996

Stillwater Mining Company
536 East Pike Avenue
Columbus, Montana  59019

         Re:  Sale of up to $51,450,000 Principal Amount of
              7% Convertible Subordinated Notes Due 2003
              on Registration Statement on Form S-3

Ladies and Gentlemen:

         Stillwater Mining Company, a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission a registration statement on Form S-3 (No. 333-12455), as amended by Amendment No. 1 thereto (the "Registration Statement"), which relates to (i) the public offering by the Selling Security Holders (as defined in the Registration Statement) of up to $51,450,000 principal amount of 7% Convertible Subordinated Notes Due 2003 of the Company (the "Convertible Notes"), which were issued in a private placement on April 29, 1996 and May 14, 1996 by the Company and (ii) the registration of the shares of common stock, par value $.01 per share, of the Company issuable upon conversion of the Convertible Notes (the "Shares").

         In such connection, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of certain corporate records and proceedings of the Company and such other documents as we have deemed appropriate to render this opinion.

         Based upon and subject to the foregoing, we are of the opinion that (i) the Convertible Notes have been duly authorized and, when sold as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable and will be binding obligations of the Company, and (ii) the Shares have been duly authorized and reserved for issuance upon conversion of the Convertible Notes and, upon issuance of the Shares upon valid conversion of the Convertible Notes, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus that is a part of the Registration Statement under the caption "Legal Matters."

                                              Very truly yours,

                                              /s/ Morrison & Foerster LLP

                                              Morrison & Foerster LLP